UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

__________________________________________________________________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):
July 13, 2018

__________________________________________________________________

CELADON GROUP, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-34533	13-3361050
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

9503 East 33rd Street One Celadon Drive, Indianapolis, IN	46235
(Address of principal executive offices)	(Zip Code)

(317) 972-7000
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act (17 CFR 230.405) or Rule 12b-2 of the Exchange Act (17 CFR 240.12b-2).

[ ]	Emerging growth company
[ ]
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.

Item 1.01	Entry into a Material Definitive Agreement.

On July 13, 2018, Celadon Group, Inc. (the “Company”) entered into an Eleventh Amendment to Amended and Restated Credit Agreement (the “Amendment”) by and among the Company, certain subsidiaries of the Company as guarantors, Bank of America, N.A., as lender and Administrative Agent, Wells Fargo Bank, N.A., and Citizens Bank, N.A., both as lenders, which amends the Company's existing Amended and Restated Credit Agreement dated December 12, 2014, among the same parties (as amended, the “Credit Agreement”).  Among other changes, the Amendment: (i) increased the maximum amount of outstanding indebtedness under the Credit Agreement, including loans and letters of credit, to $230.0 million until December 1, 2018, at which time the maximum amount of outstanding indebtedness decreases to $170.0 million (the “New Debt Cap”); (ii) increased the existing loan sub-limit to $195.0 million until December 1, 2018, at which time the loan sub-limit decreases to $135.0 million; (iii) amended the asset coverage ratio financial covenant so that (A) a ratio of 1.05 to 1.00 is required through the December 12, 2018 maturity of the Credit Agreement and (B) Canadian and Mexican real property can be included in the calculation of such ratio to the extent a mortgage and related documentation has been granted to the Administrative Agent (subject to the existing $85.0 million cap on the aggregate value of all real property that can be included in the calculation of the ratio); (iv) amended the financial covenants to include Lease-Adjusted Total Debt to EBITDAR Ratio (“Leverage Ratio”), Fixed Charge Coverage Ratio (“FCCR”), and Maximum Disbursements, which will be tested on a monthly basis using thresholds set based on the Company’s budget plus a customary cushion; (v) amended the Leverage Ratio and FCCR to exclude the impact of certain one-time, nonrecurring, extraordinary, and similar items; (vi) extended the deadline for certain vehicle perfection requirements to the December 12, 2018 maturity date;  (vii) extended the deadline for certain periodic financial reporting requirements from 30 days after month-end to 45 days after month-end; (viii) permits the company to make certain asset dispositions in the ordinary course of business and to dissolve certain inactive subsidiaries; (ix) added certain reporting milestones for transactions that would result in a refinancing of the obligations under the Credit Agreement or would permit a reduction of such obligations in an amount sufficient to comply with the New Debt Cap; (x) requires the Company to take steps to permit the Administrative Agent to exercise cash dominion over the Company and its subsidiaries by August 15, 2018; (xi) requires the Company to provide mortgages and similar real property pledge documentation to the Administrative Agent with respect to the Company’s Canadian real property; (xii) requires the Company’s Mexican subsidiaries to join the Credit Agreement as guarantors and pledgors; (xiii) requires that the net proceeds of asset dispositions be used to repay outstanding obligations under the Credit Agreement and correspondingly reduce the maximum amount of outstanding indebtedness, excluding up to $14 million of proceeds from certain specified dispositions which will not reduce the maximum amount of outstanding indebtedness; (xiv) added an event of default if certain of the Company’s material equipment lessors exercise remedies against the Company or its subsidiaries under the relevant lease documents; (xv) increased the interest rate on borrowings to the applicable base rate plus 8.0%; (xvi) added a cash dominion fee payable to the Administrative Agent of $10,000 per month, commencing August 1, 2018; and (xvii) added a monthly commitment fee equal to 0.45% of the aggregate lender commitments, which are currently $250.0 million, commencing October 1, 2018.

The description of the Amendment does not purport to be complete and is qualified in its entirety by the full text of the Amendment, which is filed herewith as Exhibit 10.1.

Item 7.01          Regulation FD Disclosure.

On July 16, 2018, the Company issued a press release discussing the Amendment.  A copy of the press release is attached to this report as Exhibit 99.1.

Item 9.01          Financial Statements and Exhibits.

(d)	Exhibits.

EXHIBIT
	NUMBER	EXHIBIT DESCRIPTION
	10.1	Eleventh Amendment to Amended and Restated Credit Agreement dated July 13, 2018.
	99.1	Press release dated July 16, 2018.

The information contained in Item 7.01 and Exhibit 99.1 of Item 9.01 of this report shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, (the “Exchange Act”), or incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such a filing.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CELADON GROUP, INC.

Date: July 19, 2018	By:	/s/ Thomas S. Albrecht
Thomas S. Albrecht Executive Vice President, Chief Financial Officer, and Chief Strategy Officer

EXHIBIT INDEX

EXHIBIT NUMBER	EXHIBIT DESCRIPTION
10.1	Eleventh Amendment to Amended and Restated Credit Agreement dated July 13, 2018.
99.1	Press release dated July 16, 2018.